Exhibit 10.2

FORM OF

FORTUNE BRANDS HOME & SECURITY, INC.

2022 LONG-TERM INCENTIVE PLAN

[GRANT DATE] Stock Option Agreement (the “Agreement”)

[Vesting Schedule]

Fortune Brands Home & Security, Inc., a Delaware corporation (the “Company”), grants to the undersigned “Optionee” an option to purchase shares of Common Stock from the Company subject to the terms and conditions of the Fortune Brands Home & Security, Inc. 2022 Long-Term Incentive Plan (the “Plan”), the Award Notice (“Award Notice”), and this Agreement (collectively, the “Award”). Capitalized terms not defined in this Agreement have the meanings specified in the Plan.

1. Option Subject to Acceptance of Agreement. The date of grant (the “Award Date”), the number and class of shares of Common Stock subject to the Option and the purchase price per share (the “Exercise Price”) are set forth in the Award Notice and in the Plan’s online administrative system. The Option will be null and void unless Optionee accepts this Agreement in a timely manner through the acceptance process prescribed by the Company.

The Option will terminate on the expiration date set forth in the Award Notice (the “Expiration Date”) except as otherwise provided in Section 2 or if exercised pursuant to Section 3. Upon the termination of the Option, the Option will no longer be exercisable and will immediately become null and void.

2. Time and Manner of Exercise of Option.

(a) Maximum Term of Option. Except as specifically provided in Section 2(b) below, the Option may not be exercised, in whole or in part, after the Expiration Date.

(b) Vesting and Exercise of Option. The Option will vest and become exercisable in accordance with the vesting schedule specified in the Award Notice (the “Vesting Schedule”), subject to Section 3 below. If Optionee’s employment terminates before the Option is fully vested, the Option will vest and be exercisable as follows:

(i) Notwithstanding the provisions of Section 5 below, in the event of Optionee’s death while the Award is outstanding, the Option will immediately become fully exercisable (to the extent not exercisable on the date of death) and will continue to be exercisable by Optionee’s beneficiary, executor, administrator or legal representative through the earlier of: (A) the date which is three (3) years after the date of Optionee’s death, and (B) the Expiration Date; provided, however, that the Option will continue to be exercisable for at least one (1) year following the date of Optionee’s death, even if this one-year period extends beyond the Expiration Date.

(ii) In the event of Optionee’s Disability (as defined below) while the Award is outstanding, provided that Optionee has been continuously employed with the Company for at least one (1) year following the Award Date and prior to the date of Disability, Optionee will be treated as continuing employment with the Company during the Disability for purposes of determining the vesting and exercisability of the Options. For purposes of this Award, Optionee will have a “Disability” if Optionee is receiving benefits under the long-term disability plan maintained by Optionee’s employer.

(iii) Notwithstanding the provisions of Section 5 below, in the event of Optionee’s Retirement (as defined below) while the Award is outstanding, any unvested Options will fully vest and become exercisable as of date of Optionee’s Retirement and will remain exercisable through the Expiration Date, subject to Section 3 below and provided that Optionee has been continuously employed with the Company for at least one (1) year following the Award Date. For purposes of this Award, “Retirement” means Optionee’s termination of employment (other than for Cause as described in subsection (iv) below) on or after attaining age 55 and completing five (5) years of service with the Company or its predecessors or affiliates. In the event of a Change in Control, Optionee will receive the treatment described in this Section 2(b)(iii) if Optionee terminates employment after qualifying for Retirement, even if Optionee does not have Good Reason (as defined below).

(iv) If the Optionee’s employment is terminated for Cause (as defined below) while the Award is outstanding, then all options (including without limitation any vested but unexercised Options) will be forfeited and cancelled immediately upon such termination. For purposes of this Award, “Cause” has the same meaning as specified in any employment or other written agreement between Optionee and Optionee’s employer regarding benefits upon termination of employment and which is in effect on the Award Date (“Termination Agreement”), provided that if Optionee is not a party to a Termination Agreement that contains such definition, then Cause shall mean termination of employment for: (A) dishonesty or fraud; (B) commission of any act, or omission to act, that causes or may cause damage or detriment to the business, employees, property or reputation of the Company or its Subsidiaries; (C) dereliction of duty; (D) gross misconduct, gross negligence or gross malfeasance; or (E) violation of the code of conduct and/or personnel policies of the Company or its Subsidiaries.

(v) Except as provided in Section 5 below, if Optionee’s employment terminates for any reason other than death, Disability, Retirement or Cause while the Option is outstanding, unvested Options will be cancelled as of Optionee’s termination date and vested Options will remain exercisable through the earlier of: (A) three (3) months following Optionee’s termination, or (B) the Expiration Date. Any vested Options not exercised within three (3) months of the Optionee’s termination will be forfeited and cancelled by the Company.

(vi) For the purposes of this Agreement, (i) a transfer of Optionee’s employment from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, without an intervening period, will not be deemed a termination of employment; and (ii) if Optionee is granted in writing a leave of absence, Optionee will be deemed to have remained in the employ of the Company or a Subsidiary during such leave of absence.

3. Method of Exercise. Subject to this Agreement, the Option may be exercised as follows:

(a) By specifying the number of whole shares of Common Stock to be purchased in the manner prescribed by the Company, accompanied by full payment (or by arranging for full payment to the Company’s satisfaction) either:

(i) in cash;

(ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate “Fair Market Value” (as defined below), determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option;

(iii) by authorizing the Company to sell shares of Common Stock subject to the option exercise and withhold from the proceeds an amount equal to the option exercise price; or

(iv) by a combination of (i), (ii) and (iii); and

(b) By executing such documents as the Company may reasonably request.

For this purpose, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date. Any fraction of a share of Common Stock which would be required to pay such purchase price will be disregarded and the remaining amount due will be paid in cash by Optionee. No Common Stock will be issued or delivered until the full purchase price and any related withholding taxes, as described in Section 10 herein, have been paid.

4. Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company will issue or deliver, subject to the conditions of this Agreement, the number of shares of Common Stock purchased. Such issuance will be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company will pay all original issue or transfer taxes and all fees and expenses related to such issuance, except as otherwise provided in Section 10 herein.

5. Change in Control. In the event of a Change in Control, the Award will become subject to Section 5.8 of the Plan. In the event that Options remain outstanding following a Change in Control and Optionee’s employment is terminated either: (i) by the Company other than for Cause (as defined in Paragraph 2(b)(iv) above), or (ii) by Optionee for Good Reason (as defined below), in each case, on or within two years after such Change in Control but while the Options are outstanding, the Options will become fully vested, exercisable and nonforfeitable as of the date of such termination of employment and will remain exercisable through the Expiration Date, subject to Section 5.8 of the Plan. For purposes of this Award, “Good Reason” will have the same meaning as such term has under any Termination Agreement, provided that if Optionee is not a party to any Termination Agreement that contains such definition, then Good Reason shall mean the Optionee’s termination of the Optionee’s employment for any of the following reasons without the Optionee’s consent: (A) a material diminution in the Optionee’s duties, responsibilities and status as in effect immediately preceding the Change in Control; (B) a material reduction in the Optionee’s base salary as in effect immediately preceding the Change in Control; or (C) requiring Optionee to relocate to an office more than 50 miles from the offices at which the Optionee was based immediately preceding the Change in Control, except for required travel on Company business to an extent substantially consistent with Optionee’s position; provided, however, that in order to terminate Optionee’s employment for Good Reason, Optionee must (x) provide written notice of his or her intent to terminate employment within 30 days following the initial existence of the event or circumstance giving rise to Good Reason, (y) the Company must be provided an opportunity to cure the event or circumstance giving rise to “Good Reason for a period of 30 days; and (z) if not cured, the Optionee must terminate his or her employment due to Good Reason within 30 days following the expiration of the Company’s cure period.

6. No Stockholder Rights. Optionee will not have any rights of a stockholder (including voting rights) or any other right, title or interest, with respect to any of the shares of Common Stock subject to the Option unless and until such shares of Common Stock have been recorded on the Company’s official stockholder records as having been issued or transferred to Optionee.

7. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the Options or the delivery or issuance of shares, the shares of Common Stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to obtain and maintain any such listing, registration, qualification, consent, approval or other action.

8. Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, outstanding Options may be cancelled, and the Company may require Optionee to return shares of Common Stock (or the value of such stock when originally issued to Optionee) issued under this Agreement and any other amount required by applicable law to be returned, in the event that such repayment is required pursuant to the terms of the Company’s Clawback Policy in effect as of the Award Date or to the extent required to comply with any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

9. Non-transferability. The Award may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise by Optionee other than (a) by will or by the laws of descent and distribution; or (b) pursuant to an approved domestic relations order approved in writing by the Secretary of the Committee or the Secretary’s designee. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all related rights will immediately become null and void.

10. Tax Withholding. As a condition to the delivery of shares of Common Stock upon the exercise of Options, Optionee must, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Optionee fails to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount payable by the Company to Optionee, including regular salary or bonus payments. No shares of Common Stock will be issued or delivered until the Required Tax Payments have been paid in full. Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value (as defined in Section 3), determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Optionee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (d) any combination of (a), (b) and (c). Shares of Common Stock may not have an aggregate Fair Market Value in excess of the amount determined by applying the maximum statutory withholding rate in the applicable jurisdiction. The number of shares to be delivered to the Company or withheld from the Optionee shall be determined by applying the maximum statutory withholding rate, if the Optionee makes such an election. Any fraction of a share of Common Stock which would be required to satisfy any Required Tax Payment will be disregarded and the remaining amount due must be paid in cash by Optionee. No share of Common Stock will be issued or delivered until the Required Tax Payments have been satisfied in full.

11. Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the terms of the Option (including the number and class of securities subject to the Option and the purchase price per share) shall be appropriately adjusted by the Committee, such adjustments to be made in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

12. No Rights to Continued Employment. In no event will the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time for any reason.

13. Restrictive Covenants. In exchange for accepting the Award and in consideration of the Confidential Information (defined below) the Company provides to Optionee, benefits Optionee is not otherwise entitled to, Optionee agrees to the following restrictive covenants:

(a)
State Specific Modifications. Employees in Illinois are directed to Exhibit A for important limitations on the scope of this Agreement.
(b)
Confidential Information. Optionee acknowledges that he/she has access to highly confidential information of the Company and any Subsidiary that Optionee provides services to or is provided confidential information about, including but not limited to, information concerning: finances, supply and service, marketing, customers (including lists), operations, business and financial plans and strategies, and product costs, sourcing and pricing (“Confidential Information”). The Optionee agrees that during his/her employment and for three years following the end of Optionee’s employment (for whatever reason), Optionee will protect the Confidential Information and only use it for business-related reasons; however, trade secrets will always remain protected for as long as the information qualifies as a trade secret under applicable law. The obligations of this Agreement (including, but not limited to the confidentiality obligations) do not prohibit Optionee from reporting any event that Optionee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), cooperating in an investigation conducted by such a government agency, or disclosing to such a government agency any Confidential Information that is lawfully acquired by Optionee and that Optionee reasonably and in good faith believes is relevant to the matter at issue. Similarly, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for disclosing a trade secret if that disclosure is (A) made in confidence to an attorney or a Federal, State, or local government official, either directly or indirectly, and is solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and may use the trade secret information in the court proceeding, provided the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
(c)
Non-Competition. Optionee agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of Optionee’s employment (for whatever reason), engage in a Prohibited Capacity within the Restricted Area on behalf of a business that manufactures, distributes, offers, sells or provides any Competing Products. “Competing Products” means any products and/or services that are similar in function or purpose to those offered by the Company and its Subsidiaries and as to which Optionee had Involvement. “Involvement” means to have responsibilities, provide supervision, engage in dealings or receive Confidential Information about during the last two (2) years immediately preceding the end of Optionee’s employment (the “Look Back Period”). "Prohibited Capacity" means to engage in the same or similar capacity or function that Optionee worked for the Company and/or its Subsidiaries at any time during the Look Back Period or in a capacity that would otherwise result in the use or disclosure of Confidential Information. “Restricted Area” means those geographic areas in which the Company and its Subsidiaries do business and as to which business Optionee had Involvement.
(d)
Non-Solicitation of Customers. Optionee agrees that he/she will not, directly or indirectly, during his/her employment and for a period of 12 months after the end of his/her employment (for whatever reason), solicit, induce or attempt to induce (or assist others to solicit) any customers or prospective customers of the Company and its Subsidiaries to cease doing business with the Company and its Subsidiaries or to buy a Competing Product. The prohibition in this Section 13(c) only applies to customers and prospective customers with which Optionee had Involvement.
(e)
Non-Solicitations of Employees. Optionee agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of his/her employment (for whatever reason), solicit (or assist another in soliciting), induce, employ or seek to employ any individual employed by Company and/or its Subsidiaries. Where an additional restriction is required to enforce the foregoing, Optionee’s non-solicitation obligation is limited to employees with whom Optionee had Involvement.
(f)
Reasonableness of Restrictions. Optionee acknowledges that the temporal, activity and geographic limitations of Sections 13(b), (c), (d) and (e) above are reasonable in scope and narrowly constructed so as to protect only the Company and its Subsidiaries’ legitimate protectable interests and will not prohibit Optionee from obtaining meaningful employment following the end of Optionee’s employment.
(g)
Tolling of Restrictive Period. The periods described in Sections 13(b), (c) (d) and (e) above shall not run during any period of time in which the Optionee is in violation of this paragraph and shall toll during any such period of violation. If Optionee resides in and is subject to the laws of Wisconsin, then this paragraph shall not apply.
(h)
General. (i) Before accepting new employment, Optionee will advise any such future employer of the restrictions in this Agreement. Optionee agrees that the Company and its Subsidiaries may advise any such future employer or prospective employer of this Agreement and their position on the potential application of this Agreement without such giving rise to any legal claim. (ii) The obligations in this Agreement shall survive the termination of Optionee’s employment and shall, likewise, continue to apply and be valid notwithstanding any change in Optionee’s employment terms (such as, without limitation, a change in duties, responsibilities, compensation, position or title). (iii) The Subsidiaries are third party beneficiaries of the Agreement and may enforce the Agreement without the need for further consent or agreement by the Optionee. (iv) If either party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach. (v) This Agreement shall not be construed to supersede or replace any prior agreements containing confidentiality, nondisclosure, non-competition and non-solicitation provisions. Rather, the restrictions in this Agreement shall be read together with such prior agreements to afford the Company and its Subsidiaries the broadest protections allowed by law. (vi) If a court finds any of the Agreement’s restrictions unenforceable as written, the parties agree the court is authorized and expected under the terms of this Agreement to revise the restriction (for the jurisdiction covered by that court only) so as to make it enforceable, or if such revision is not permitted then to enforce the otherwise unreasonable or unenforceable restriction to such lesser extent as would be deemed reasonable and lawful within that jurisdiction. (vii) If Optionee resides in California: Sections 13(c), and (e) shall not apply; Section 13(d) shall only apply if Optionee uses or discloses the Company’s or its Subsidiaries’ trade secrets per Cal. Bus. & Prof. Code §16600; and Section 18 shall not apply.

14. Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Option. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final and binding.

15. Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who, upon the death of Optionee, may acquire any rights in accordance with this Agreement or the Plan.

16. Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Home & Security, Inc., Attn. General Counsel, 520 Lake Cook Road, Deerfield, Illinois 60015, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery; (b) by facsimile or electronic mail with confirmation of receipt; (c) by mailing in the United States mails; or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

17. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions of this Agreement and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

18. Governing Law. This Agreement, the Award and all determinations made and actions taken with respect to this Agreement or Award, to the extent not governed by the Code or the laws of the United States, will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

19. Agreement Subject to the Plan. This Agreement is subject to, and will be interpreted in accordance with, the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan will apply

. Optionee hereby acknowledges receipt of a copy of the Plan, and by accepting the Award in the manner specified by the Company, he or she agrees to be bound by the terms and conditions of this Agreement, the Award, the Plan, and if applicable to the Optionee, stock ownership guidelines established by the Company.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute but one Agreement.

EXHIBIT A

1. State-Specific Modifications. The following limitations on the scope of this Agreement apply to employees in Illinois.

(a) Paragraph 13(c) shall not apply to any Optionee whose actual or expected annualized rate of earnings does not exceed $75,000 per year. Starting on January 1, 2027, Paragraph 13(c) shall not apply to any Optionee whose actual or expected annualized rate of earnings does not exceed $80,000 per year. Starting on January 1, 2032, Paragraph 13(c) shall not apply to any Optionee whose actual or expected annualized rate of earnings does not exceed $85,000 per year. Starting on January 1, 2037, Paragraph 13(c) shall not apply to any Optionee whose actual or expected annualized rate of earnings does not exceed $90,000 per year.

(b) Paragraphs 13(d) and 13(e) shall not apply to any Optionee whose actual or expected annualized rate of earnings does not exceed $45,000 per year. Starting on January 1, 2027, Paragraphs 13(d) and 13(e) shall not apply to any Optionee whose actual or expected annualized rate of earnings does not exceed $47,500 per year. Starting on January 1, 2032, Paragraphs 13(d) and 13(e) shall not apply to any Optionee whose actual or expected annualized rate of earnings does not exceed $50,000 per year. Starting on January 1, 2037, Paragraphs 13(d) and 13(e) shall not apply to any Optionee whose actual or expected annualized rate of earnings does not exceed $52,500 per year.

(c) The Agreement is modified to include the following Paragraph 13(h): Optionee has been provided with a period of at least fourteen (14) days advance notice of this Agreement prior to being required to execute it and is advised to seek the advice of legal counsel before entering into this Agreement.